Exhibit 99.1

Summit Midstream Partners, LP
2100 McKinney Avenue; Suite 1250
Dallas, Texas 75201

Summit Midstream Partners, LP Reports Third Quarter 2012 Results and Provides 2013 Guidance of $110.0 - $120.0 million of EBITDA and Distribution Growth of 8.0% - 10.0%

Dallas, Texas (November 12, 2012) — Summit Midstream Partners, LP (NYSE: SMLP, “SMLP”) today reported financial and operating results for the third quarter of 2012.  These quarterly results reflect the financial and operating results of Summit Midstream Partners, LLC, the predecessor of SMLP (the “Predecessor”).  SMLP closed its initial public offering of common units on October 3, 2012.  As a result, the Predecessor’s financial and operating results for the third quarter of 2012 are discussed below.

Steve Newby, President and Chief Executive Officer of SMLP stated, “We are pleased to report strong financial and operating results for the third quarter of 2012.  Overall volume throughput on our gathering systems continues to grow despite current natural gas market conditions.  We believe our growth is attributable to our strategic positions in the core areas of the Barnett Shale and the liquids-rich part of the Piceance Basin, coupled with our fee-based contracts which include both acreage dedications and minimum volume commitments.”

The Predecessor reported adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $23.1 million for the third quarter of 2012 and $74.7 million for the nine months ended September 30, 2012 compared to Adjusted EBITDA of $13.2 million for the third quarter of 2011 and $37.0 million for the nine months ended September 30, 2011.  Net income totaled $7.4 million for the third quarter of 2012 and $24.1 million for the nine months ended September 30, 2012 compared to $9.8 million and $27.7 million reported in the comparable periods of 2011.  Adjusted EBITDA and net income reported in the third quarter of 2012 includes approximately $2.7 million of transaction and other unusual expenses recorded in the third quarter of 2012.  Adjusted EBITDA and net income reported in the nine months ended September 30, 2012 includes approximately $1.9 million of transaction expenses.

The Predecessor reported average volume throughput of 958 million cubic feet per day (“MMcf/d”) for the three months ended September 30, 2012 and 928 MMcf/d for the nine months ended September 30, 2012 compared to 337 MMcf/d reported in the third quarter of 2011 and 315 MMcf/d reported in the nine months ended September 30, 2011.  Adjusted EBITDA and volume throughput were higher in the third quarter of 2012 and in the nine month period ended September 30, 2012 versus the comparable periods in 2011 primarily as a result of the Predecessor’s acquisition of Grand River Gathering in October 2011, which is not included in the 2011 comparable periods.

The DFW Midstream system reported average volume throughput of 380 MMcf/d for the third quarter of 2012 and 344 MMcf/d for the nine months ended September 30, 2012 compared to 337 MMcf/d reported in the third quarter of 2011 and 315 MMcf/d reported for the nine months ended September 30, 2011.  This growth in volume throughput is primarily the result of the continued build-out of the DFW Midstream system which has enabled us to connect additional drill pad sites (“pad sites”) and enabled more of our customers’ wells to begin to flow.  Volume throughput on the DFW Midstream system was negatively impacted in the first six months of 2012 due to certain of our customers curtailing production from wells previously connected to the DFW Midstream system.  Many of these temporarily curtailed wells began flowing again in the third quarter of 2012.

The Grand River Gathering system reported average volume throughput of 578 MMcf/d in the third quarter of 2012 and 585 MMcf/d for the nine months ended September 30, 2012 compared to 588 MMcf/d reported for the first half of 2012.  Volume throughput on the Grand River Gathering system was down approximately 1.7% versus volume throughput reported in the first half of 2012 primarily due to temporary production issues experienced by one of our large customers in the Mamm Creek field which were resolved in the fourth quarter of 2012. Volume throughput was also impacted by the natural decline of previously drilled Mancos/Niobrara wells in the Orchard field where we enjoy minimum volume commitment support.  Offsetting the decline in the Orchard was volume throughput growth in the South Parachute field.

As of September 30, 2012, the DFW Midstream system was connected to 63 pad sites compared to 55 pad sites connected as of September 30, 2011.  Construction is currently underway to connect four additional pad sites which we expect will be complete by the end of the first quarter of 2013.  Construction is also nearing completion on the installation of a new 6,000 horsepower electric-drive compressor unit at the Arlington No. 1 Compressor Station, which will increase throughput capacity on the DFW Midstream system from 410 MMcf/d to 450 MMcf/d.  Our DFW Midstream customers are currently operating one drilling rig in our Barnett Shale service area. Our Grand River Gathering customers are currently operating three drilling rigs targeting the Mesaverde formation in our Piceance Basin service area.

Capital Expenditures

For the nine months ended September 30, 2012, total capital expenditures of $60.6 million were largely the result of the construction of new pipeline infrastructure to connect new pad sites on our DFW Midstream system and to install custody transfer meters and build-out new medium-pressure infrastructure on our Grand River Gathering system.  For the nine months ended September 30, 2011, total capital expenditures of $61.2 million were primarily associated with the construction of new pipeline infrastructure to connect new pad sites on our DFW Midstream system.  Historically, we have not made a distinction between maintenance and expansion capital expenditures.  The calculation of distributable cash flow includes estimates for the portion of total capital expenditures that were maintenance capital expenditures.

Capital & Liquidity

The Predecessor had total liquidity (cash plus available capacity under its revolving credit facility) of $210.5 million as of September 30, 2012.  Upon closing the initial public offering of common units on October 3, 2012, SMLP repaid $140.0 million of outstanding debt under its $550.0 million revolving credit facility and increased SMLP’s liquidity to $350.5 million.  As of September 30, 2012, based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $344.2 million, total leverage was approximately 3.4x.  Pro forma for the $140.0 million repayment of debt in October 2012, total leverage would have been approximately 2.0x.

Quarterly Distribution

SMLP closed its initial public offering of common units on October 3, 2012.  In accordance with SMLP’s partnership agreement, SMLP will, within 45 days after the end of each quarter (beginning with the fourth quarter of 2012), distribute all available cash to unitholders of record on the applicable record date.  We will adjust the fourth quarter of 2012 minimum quarterly distribution based on the October 3, 2012 closing date.

2013 Guidance

SMLP is providing Adjusted EBITDA guidance for the fiscal year ending December 31, 2013 of $110.0 million to $120.0 million.  SMLP believes that its achievement of this guidance should facilitate distribution growth to our limited partners of 8.0% to 10.0% in 2013.

Third Quarter 2012 Earnings Call Information

SMLP will host a conference call at 11:30 a.m. Eastern on Tuesday, November 13, 2012 to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-413-3362 or toll-free 800-446-1671 and entering the passcode 33565198.  We encourage all participants to dial in between 11:20 a.m. and 11:30 a.m. Eastern.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.

A replay of the conference call will be available until November 26, 2012 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 33565198#.  An archive of the conference call will also be available on SMLP’s website.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present EBITDA, Adjusted EBITDA and distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit.  We define Adjusted EBITDA as EBITDA plus non-cash compensation expense, and adjustments related to MVC shortfall payments.  We define distributable cash flow as Adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

About Summit Midstream Partners, LP

Summit Midstream Partners, LP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure that is strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America.  SMLP currently provides fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde, Mancos and Niobrara Shale formations in western Colorado; and (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas.  SMLP owns and operates approximately 386 miles of pipeline and 147,600 horsepower of compression.  SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.

Summit Midstream Partners, LLC (“Summit Investments”) has a 69.1% limited partner interest in SMLP and owns and controls the general partner of SMLP, which has sole responsibility for conducting the business and managing the operations of SMLP.  Summit Investments is owned by members of management, funds controlled by Energy Capital Partners II, LP, and GE Energy Financial Services, Inc. and certain of its affiliates.

Forward Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results.  An extensive list of the specific risks and uncertainties affecting us is contained in our Rule 424(b)(4) Prospectus filed with the SEC on September 28, 2012 and other documents filed from time to time with the Securities and Exchange Commission. Any forward looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

	September 30,	December 31,
	2012	2011
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,747	$15,462
Accounts receivable	25,954	27,476
Other assets	2,238	1,966
Total current assets	32,939	44,904
PROPERTY, PLANT, AND EQUIPMENT, NET	672,820	638,190
INTANGIBLE ASSETS, NET:
Favorable gas gathering contract	20,492	21,673
Contract intangibles	232,755	242,238
Rights-of-way	35,427	32,802
Total intangible assets, net	288,674	296,713
GOODWILL	45,478	45,478
OTHER NONCURRENT ASSETS	11,481	4,979
TOTAL ASSETS	$1,051,392	$1,030,264

LIABILITIES AND MEMBERSHIP INTERESTS
CURRENT LIABILITIES:
Trade accounts payable	$12,497	$21,485
Deferred revenue	755	—
Ad valorem taxes payable	4,050	2,383
Other current liabilities	6,799	4,971
Total current liabilities	24,101	28,839
PROMISSORY NOTES PAYABLE TO SPONSORS	—	202,893
REVOLVING CREDIT FACILITY	344,230	147,000
NONCURRENT LIABILITIES, NET	7,738	8,944
DEFERRED REVENUE	8,600	1,770
TOTAL LIABILITIES	384,669	389,446
COMMITMENTS AND CONTINGENCIES
MEMBERSHIP INTERESTS	666,723	640,818
TOTAL LIABILITIES AND MEMBERSHIP INTERESTS	$1,051,392	$1,030,264

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands)
REVENUES:
Gathering services and other fees	$37,903	$18,734	$106,550	$55,776
Natural gas and condensate sales	3,232	3,489	10,290	8,513
Amortization of favorable and unfavorable contracts (1)	(160)	(63)	25	(261)
Total revenues	40,975	22,160	116,865	64,028

COST AND EXPENSES:
Operation and maintenance	14,460	5,992	37,177	18,787
General and administrative	5,179	3,747	15,977	11,122
Transaction costs	1,739	—	1,972	—
Depreciation and amortization	9,156	2,109	26,135	5,471
Total costs and expenses	30,534	11,848	81,261	35,380
OTHER INCOME	2	2	8	10
INTEREST EXPENSE	(2,827)	(350)	(5,573)	(388)
AFFILIATED INTEREST EXPENSE	(13)	—	(5,426)	—
INCOME BEFORE INCOME TAXES	7,603	9,964	24,613	28,270
INCOME TAX EXPENSE	(207)	(157)	(501)	(524)
NET INCOME	$7,396	$9,807	$24,112	$27,746

(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements (“GGAs”) that were deemed to be above or below market on September 3, 2009, the date of the acquisition of the DFW Midstream system, which are amortized on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

OTHER FINANCIAL DATA – UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands)
Other Financial Data:
EBITDA(1)	$19,757	$12,484	$61,714	$34,380
Adjusted EBITDA(1)	23,124	13,210	74,668	37,047
Capital expenditures(2)	36,284	34,767	60,647	61,242
Distributable cash flow	18,579	12,017	63,832	33,907
Adjusted distributable cash flow	21,942	12,017	66,059	33,907

(1) EBITDA and Adjusted EBITDA for the three months ended September 30, 2012 included $1.7 million in transaction costs related to the Predecessor’s acquisition of ETC Canyon Pipeline, LLC (“Canyon”) and an adjustment of approximately $1.0 million to the Predecessor’s estimate for ad valorem tax associated with Grand River Gathering, LLC for 2012.  Canyon is not an asset of SMLP.  EBITDA and Adjusted EBITDA for the nine months ended September 30, 2012 included $1.9 million in transaction costs, of which $1.7 million related to the acquisition of Canyon and $0.2 million related to the acquisition of the Grand River system. These unusual and non-recurring expenses were or will be settled in cash.

(2) Capital expenditures do not include acquisition capital expenditures, of which there were none in the periods presented for 2012 and 2011. In addition, we historically did not make a distinction between maintenance and expansion capital expenditures.  The calculation of distributable cash flow includes estimates for the portion of total capital expenditures that were maintenance capital expenditures.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES — UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$7,396	$9,807	$24,112	$27,746
Add:
Interest expense	2,840	350	10,999	388
Income tax expense	207	157	501	524
Depreciation and amortization expense	9,156	2,109	26,135	5,471
Amortization of favorable and unfavorable contracts	160	63	(25)	261
Less:
Interest income	2	2	8	10
EBITDA (1)	$19,757	$12,484	$61,714	$34,380
Add:
Non-cash compensation expense	381	726	1,793	2,667
Adjustments related to MVC shortfall payments (2)	2,986	—	11,161	—
Adjusted EBITDA (1)	$23,124	$13,210	$74,668	$37,047
Add:
Interest income	2	2	8	10
Less:
Cash interest paid	2,683	501	6,274	982
Cash taxes paid	650	—	650	223
Maintenance capital expenditures (3)	1,214	694	3,920	1,945
Distributable cash flow	$18,579	$12,017	$63,832	$33,907
Add:
Transaction costs (4)	1,739	—	1,972	—
Ad valorem tax adjustment (5)	950	—	—	—
Pro forma change in cash interest paid (6)	674	—	255	—
Adjusted distributable cash flow	$21,942	$12,017	$66,059	$33,907

(1) EBITDA and Adjusted EBITDA for the three months ended September 30, 2012 included $1.7 million in transaction costs related to the Predecessor’s acquisition of Canyon and an adjustment of approximately $1.0 million to the Predecessor’s estimate for ad valorem tax associated with Grand River Gathering, LLC for 2012.  Canyon is not an asset of SMLP.  EBITDA and Adjusted EBITDA for the nine months ended September 30, 2012 included $1.9 million in transaction costs, of which $1.7 million related to the acquisition of Canyon and $0.2 million related to the acquisition of the Grand River system. These unusual and non-recurring expenses were or will be settled in cash.

(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments in Adjusted EBITDA. The net increase in deferred revenue for MVCs was $1.8 million for the three months ended September 30, 2012 and $7.6 million for the nine months ended September 30, 2012. Our inclusion of future expected annual MVC shortfall payments in Adjusted EBITDA was $1.2 million for the three months ended September 30, 2012 and $3.5 million for the nine months ended September 30, 2012.

(3) We historically did not make a distinction between maintenance and expansion capital expenditures.  The calculation of distributable cash flow includes estimates for the portion of total capital expenditures that were maintenance capital expenditures.

(4) Includes $1.7 million in transaction costs related to the Predecessor’s acquisition of Canyon.  Canyon is not an asset of SMLP.  The nine months ended September 30, 2012 included $1.9 million in transaction costs, of which $1.7 million related to the acquisition of Canyon and $0.2 million related to the acquisition of the Grand River system. These unusual and non-recurring expenses were included in the calculations of EBITDA and Adjusted EBITDA and were or will be settled in cash.

(5) In the third quarter of 2012, the Predecessor adjusted its estimate for ad valorem taxes associated with Grand River Gathering, LLC for 2012.  As a result of this adjustment, the Predecessor recorded an incremental $1.0 million of ad valorem taxes in the third quarter of 2012.

(6) Pro forma change in cash interest paid reflects the difference in cash interest expense that would have been paid had the Predecessor, as a result of the initial public offering, (i) maintained $204.2 million of outstanding debt under its revolving credit facility (which is the current outstanding debt balance after taking into account the $140.0 million debt repayment associated with the SMLP initial public offering)  beginning on the first day of each respective 2012 reporting period; and (ii) had a $550.0 million revolving credit facility available to it beginning on the first day of each respective 2012 reporting period.

SUMMIT MIDSTREAM PARTNERS, LLC AND SUBSIDIARIES

OTHER OPERATING DATA — UNAUDITED

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Other Operating Data:
Miles of pipeline (end of period)	386	100	386	100
Number of wells (end of period) (1)	2,073	249	2,073	249
Number of pad sites (end of period)	439	55	439	55
Aggregate average throughput (MMcf/d)	958	337	928	315

(1)         In 2012, excludes wells connected to the nine central receipt points on the Grand River system that represent an average aggregate throughput of 269 MMcf/d for the three months ended September 30, 2012 and 259 MMcf/d for the nine months ended September 30, 2012. We acquired the Grand River system in October 2011.

INVESTOR CONTACT:

Summit Midstream Partners, LP

Marc Stratton

Vice President and Treasurer

214-242-1966

ir@summitmidstream.com